LAMPERD ANNOUNCES EXCLUSIVE AGREEMENT AND
COLLABORATION WITH FN HERSTAL OF BELGIUM

SARNIA, Ontario, June 4, 2008 - Lamperd Less Lethal Inc. (OTCBB:LLLI) is pleased to announce that it has entered into an exclusive agreement and collaboration with FN HERSTAL, a world renowned Belgium based small arms manufacturer for the military and law enforcement markets. FN Herstal has a less lethal division that produces the FN 303 Launcher and has agreed to showcase their weapon on the Lamperd Firearms Training System (FTS) simulator developed and commercialized by lamperd Less Lethal. FN Herstal will employ the Lamperd FTS simulator to market and demo their FN 303 Launcher and reference Lamperd Less Lethal for promotional purposes.

This collaboration will expose the FTS system and Lamperd to a large world-wide audience and showcase the training simulator capabilities and Lamperd’s training expertise.

About Lamperd

Lamperd Less Lethal is the developer and manufacturer of a wide range of leading edge civil defense equipment, including less lethal munitions such as the WASP round and the Defender series of launchers, as well acting as a supplier of training and accessories, for the police, military, private security and corrections markets.

Forward-Looking Statements. This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such factors include, among others, the inherent uncertainties associated with the development of an early stage company in the firearms and munitions industry and its products and the entry into new markets for our products. These forward-looking statements are made as of the date of this news release, and Lamperd Less Lethal assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact
Barry Lamperd, CEO/ President
Telephone: 519-344-4445
info@lamperdlesslethal.com